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                                                                    EXHIBIT 21.1


                                 TOM BROWN, INC.

                           Subsidiaries of Registrant

                                December 31, 1999

                                           Jurisdiction of            Percent
Name of Subsidiary                     Incorporation/Organization   of Ownership
------------------                     --------------------------   ------------
Retex, Inc.                                   Wyoming                  100%
Rocno Corporation                             Texas                    100%
Wildhorse Energy Partners, L.L.C.             Delaware                  45%
Sauer Drilling Company                        Delaware                 100%
TBI West Virginia, Inc.                       Delaware                 100%
TBI Pipeline Company                          Delaware                 100%
TBI Resources, Ltd.                           Canadian                 100%